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                                                                    Exhibit 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                          Wessex (predecessor company)                               Azurix
                                     ------------------------------------ ----------------------------------------------------------
                                                              Six Months   January 29,
                                                                 Ended       1998 to     Year Ended      Six Months      Six Months
                                       Year Ended March 31,   October 2,   December 31,  December 31,     Ended           Ended
                                      1996     1997     1998     1998         1998          1999       June 30, 1999   June 30, 2000
                                     ------   ------   ------ ----------- ------------  ------------  --------------  --------------
Income before minority interest,
   income tax and utility tax,
   extraordinary loss and equity
   in earnings (loss) of
   affilliates                       $206.0   $220.7   $223.7   $ 94.4        $30.5        $ 62.9           $46.6          $18.0
Plus:
    Fixed Charges                      31.7     39.4     41.4     22.0         18.7         102.5            38.7           81.8
    Amortization of capitalized
       interest                         1.4      1.6      2.0      0.1          0.1           0.4              --            0.2
    Distributed income of equity
       investees                        0.1      0.3      0.5      0.1          9.9            --              --             --
    Capitalized interest               (8.9)    (5.9)    (8.4)    (5.0)        (2.3)         (8.6)           (4.3)          (6.7)
    Preference security dividend
       requirement                    (12.5)   (20.7)   (20.0)   (10.7)          --            --              --             --
                                     ------   ------   ------    -----        -----         -----          ------          -----
Earnings                             $217.8   $235.4   $239.2   $100.9        $56.9        $157.2           $81.0          $93.3
                                     ======   ======   ======   ======        =====        ======          ======         ======
Fixed Charges:
   Interest expense                  $ 10.3   $ 12.8   $ 13.0   $  6.3        $16.4        $ 93.9           $34.4          $75.1
   Capitalized interest                 8.9      5.9      8.4      5.0          2.3           8.6             4.3            6.7
   Preference security dividend
      requirement                      12.5     20.7     20.0     10.7           --            --              --             --
                                     ------   ------   ------   ------        -----        ------           -----          -----
Total Fixed Charges                  $ 31.7   $ 39.4   $ 41.4   $ 22.0        $18.7        $102.5           $38.7          $81.8
                                     ======   ======   ======   ======        =====        ======           =====          =====
Ratio of Earnings to Fixed Charges      6.9x     6.0x     5.8x     4.6x         3.0x          1.5x            2.1x           1.1x
                                     ======   ======   ======   ======        =====        ======           =====          =====
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